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                                                                    Exhibit 99.1


               Duquesne Light Evaluating Options to Supply Power to Provider-of-Last-Resort Customers Beyond 2004

     PITTSBURGH - Duquesne Light Company has begun the process of evaluating a variety of options to supply power to its Provider-of-Last-Resort (POLR) customers after its current supply arrangement expires at the end of 2004.

     POLR customers are those who have not selected an alternative generation supplier as part of Pennsylvania's Electric Choice program. Approximately 80 percent of Duquesne Light's customers receive generation through this POLR service. Post-2004 supply options being considered include:

     .    negotiating an extension of the current arrangement,

     .    negotiating a similar arrangement with another generation company,

     . entering into alternative supply arrangements, such as constructing a gas-turbine electric generating facility -- either independently or with partners -- and/or

     .    a combination of two or more of the above options.

     Although no final decision has been made regarding the supply options, Duquesne Power Inc., a DQE subsidiary, plans to file permits with the Pennsylvania Department of Environmental Protection for the construction of an electric-generating facility of up to 1,200 megawatts in Hopewell Township, Beaver County. After selecting the most prudent supply option, Duquesne Light plans to file a specific post-2004 POLR proposal with the PUC by August of this year.

     "Duquesne Light customers look to the company as a safe, reliable and secure source of electricity at a fair price," said Morgan K. O'Brien, DQE president and chief executive officer. "We are beginning to work with the PUC and other stakeholders to develop a post-2004 arrangement that provides long-term protection and continued rate stability for those customers. We want to avoid the type of market volatility California electric customers experienced."

     Headquartered in Pittsburgh, DQE, Inc. (NYSE: DQE) delivers essential products and related services, including electricity, water and communications, to more than one million customers throughout the United States. Duquesne Light Company is a leader in the transmission and distribution of electric energy, offering technological innovation and superior customer service and reliability to more than a half million direct customers throughout southwestern Pennsylvania. Duquesne Power, Inc. and Duquesne Light Company are wholly owned subsidiaries of publicly traded DQE, Inc.


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